As filed with the Securities and Exchange Commission on March 8, 2004
Registration Statement No.: 333-_________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-8
Registration Statement
Under
The Securities Act of 1933

HARRIS INTERACTIVE INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation or organization)

16-1538028
(IRS Employer Identification No.)

135 Corporate Woods
Rochester, New York 14623
(Address, including zip code, of principal executive offices)

Agreement with Robert E. Knapp
Option Agreements
(Full title of the plan)

Robert E. Knapp Vice Chairman and	with a copy to:
Chief Executive Officer Harris Interactive Inc. 135 Corporate Woods Rochester, New York 14623 (585) 272-8400	Beth Ela Wilkens, Esq. Harris Beach LLP 99 Garnsey Road Pittsford, New York 14534 (585) 419-8800

(Name, address, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Amount of
to be Registered	Registered(1)	Share	Offering Price	Registration Fee
Common Stock(2)	1,000,000	$8.96	$8,960,000	$1,135.23
Common Stock(3)	100,000	$8.55	$855,000	$108.33

(1) The Registration Statement also includes an indeterminate number of additional shares that may become issuable as a result of terminated, expired or surrendered options to purchase Common Stock, or pursuant to the antidilution provisions of the Plan.

(2) Includes the maximum number of shares of Common Stock of the Registrant issuable in accordance with the Employment Agreement by and between the Registrant and the Registrant’s Chief Executive Officer

dated as of December 31, 2003 and effective as of January 26, 2004.

(3) Includes the maximum number of shares of Common Stock of the Registrant issuable pursuant to Non-Qualified Stock Option Agreements by and between the Registrant and certain employees of Novatris, S.A. dated as of March 2, 2004.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference in this Registration Statement:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003.

2.	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2003 and December 31, 2003.

3.	The Registrant’s Current Report on Form 8-K filed on February 4, 2004.

4.	The Registrant’s Current Report on Form 8-K filed on January 7, 2004.

5.	The Registrant’s Current Report on Form 8-K filed on January 6, 2004.

6.	The Registrant’s Current Report on Form 8-K filed on January 5, 2004.

7.	The Registrant’s Current Report on Form 8-K filed on December 23, 2003.

8.	The Registrant’s Current Report on Form 8-K filed on November 13, 2003.

9.	The Registrant’s Current Report on Form 8-K filed on August 8, 2003.

10.	All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

11.	The description of the Common Stock of the Registrant contained in its Registration Statement on Form 8-A filed under the Exchange Act, which became effective as of December 6, 1999, including any amendment(s) or report(s) filed for the purpose of updating such description.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article VIII of the Registrant’s Bylaws provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Article X of the Registrant’s Amended and Restated Certificate of Incorporation provides for such limitation of liability.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission (the “Commission”) such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The following exhibits are filed with this Registration Statement:

4.1	Form of Amended and Restated Certificate of Incorporation of the Registrant, defining the rights of holders of its Common Stock (Incorporated by Reference from Registrant’s Form S-1 dated September 17, 1999 (Registration No.: 333-87311)).

4.2	Form of Non-Qualified Stock Option Agreement by and between the Registrant and certain employees of Novatris, S.A. dated as of March 2, 2004.

5	Opinion of Harris Beach LLP.

10.1*	Agreement by and between the Registrant and Robert E. Knapp, dated as of

December 31, 2003 and effective as of January 26, 2004 (incorporated by reference from the Registrant’s Form 8-K filed on January 6, 2004).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Harris Beach LLP (included in Exhibit 5).

*	Denotes management contract or compensatory plan or arrangement

Item 9. Undertakings.

     (a) RULE 415 OFFERINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) FILING OF REGISTRATION STATEMENT ON FORM S-8.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the Registrant’s charter, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Rochester, New York, on this 8th day of March, 2004.

HARRIS INTERACTIVE INC.

By:	/s/ Robert E. Knapp

Robert E. Knapp, Vice Chairman and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints, jointly and severally, Robert E. Knapp and Bruce A. Newman, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitute, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Power of Attorney have been signed below by the following persons in the capacities and on the dates indicated:

Signature		Title	Date

By:	/s/Robert E. Knapp Robert E. Knapp	Vice Chairman and Chief Executive Officer (Principal Executive Officer) and Director	March 8, 2004
By:	/s/Bruce A. Newman Bruce A. Newman	Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)	March 8, 2004

By:	/s/Albert Angrisani Albert Angrisani	President, Chief Operating Officer and Director	March 8, 2004

By:	/s/Benjamin D. Addoms Benjamin D. Addoms	Director	March 8, 2004

Signature		Title	Date

By:	/s/Leonard R. Bayer Leonard R. Bayer	Director	March 8, 2004

By:	/s/Gordon S. Black Gordon S. Black	Executive Chairman of the Board and Director	March 8, 2004

By:	/s/George Bell George Bell	Director	March 8, 2004

By:	/s/David Brodsky David Brodsky	Director	March 8, 2004

By:	/s/Stephan D. Harlan Stephen D. Harlan	Director	March 8, 2004

By:	/s/James R. Riedman James R. Riedman	Director	March 8, 2004

By:	/s/Subrata K. Sen Subrata K. Sen	Director	March 8, 2004

By:	/s/Howard L. Shecter Howard L. Shecter	Director	March 8, 2004

By:	/s/Antoine Treuille Antoine Treuille	Director	March 8, 2004

EXHIBIT INDEX

4.1	Form of Amended and Restated Certificate of Incorporation of the Registrant, defining the rights of holders of its Common Stock (Incorporated by Reference from Registrant’s Form S-1 dated September 17, 1999 (Registration No.: 333-87311)).

4.2	Form of Non-Qualified Stock Option Agreement by and between the Registrant and certain employees of the Novatris, S.A. dated as of March 2, 2004.

5	Opinion of Harris Beach LLP.

10.1*	Agreement by and between the Registrant and Robert E. Knapp, dated as of December 31, 2003 and effective as of January 26, 2004 (incorporated by reference from the Registrant’s Form 8-K filed on January 6, 2004).

23.1	Consent of Independent Accountants.

23.3	Consent of Harris Beach LLP (included in Exhibit 5).

24	Power of Attorney (included at pages II-5 and II-6).

*	Denotes management contract or compensatory plan or arrangement